Exhibit 4.4

WARRANT AMENDMENT AGREEMENT

This Warrant Amendment Agreement (this “Agreement”), dated as of April 27, 2023, is by and between NovaBay Pharmaceuticals, Inc. a Delaware corporation (the “Company”), and the undersigned holder (the “Holder”) of warrants to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

WHEREAS, the Holder is participating in a private placement in which the Company is issuing Original Issue Discount Senior Secured Convertible Debentures due November 2024 and two series of Common Stock purchase warrants (the “Private Placement”).

WHEREAS, the Holder beneficially owns Common Stock purchase warrants exercisable for the aggregate number of shares of Common Stock listed on Schedule A, which schedule includes the number of shares of Common Stock underlying such warrants, issuance date, exercise price and expiration date (the “Original Warrants”). The shares of Common Stock underlying the Original Warrants, as amended hereby, are referred to herein as the "Warrant Shares").

WHEREAS, in connection with the closing of the Private Placement, the Holder and the Company desire to amend the terms of such Original Warrants and take such other actions as are set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Holder and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms not defined in this Agreement shall have the meanings ascribed to such terms in the Original Warrants.

ARTICLE II

AMENDMENT OF ORIGINAL WARRANTS

Section 2.1 Warrant Amendment. As a closing condition of, and partial consideration in connection with, the closing of the Private Placement, the Original Warrants held by the Holder are hereby amended as follows:

Section 2(b) is hereby amended and restated in its entirety as follows:

b)      Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $1.50, subject to adjustment hereunder (the "Exercise Price").

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. The Company hereby makes the representations and warranties set forth below to the Holder that as of the date of its execution of this Agreement:

(a) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Company and no further action is required by such Company, its board of directors or its stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Organization. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware.

(c) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

Section 3.2 Representations and Warranties of the Holder. The Holder hereby makes the representations and warranties set forth below to the Company that as of the date of its execution of this Agreement.

(a) Due Authorization. The Holder represents and warrants that (i) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its behalf and (ii) this Agreement has been duly executed and delivered by the Holder and constitutes the valid and binding obligation of the Holder, enforceable against it in accordance with its terms.

(b) No Conflicts. The Holder represents and warrants that the execution, delivery and performance of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Holder’s organizational or charter documents, or (ii) conflict with or result in a violation of any agreement, law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority which would interfere with the ability of the Holder to perform its obligations under this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Form 8-K. On or prior to 9:00 AM on the first Trading Day immediately following the date hereof, the Company shall file with the Securities and Exchange Commission a current report on Form 8-K disclosing the terms of this agreement and shall file with the Commission a supplement (the "Supplement") to the prospectuses dated February 10, 2022 and December 15, 2022 pursuant to Rule 424(b)(5) as part of the Registration Statement on S-1 (registration numbers 333-262550 and 333-268738, respectively) to give effect to the amendments of the Original Warrants pursuant to this Agreement.

Section 4.2 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be made pursuant to the terms of the securities purchase agreement between the Company and the Holder pursuant to which the Original Warrant was issued.

Section 4.3 Effect of Amendment. The Company and the Holder hereby agree and acknowledge that except as provided in this Agreement, the Original Warrants held by the Holder shall remain in full force and effect and have not been modified or amended in any respect, it being the intention of the Company and the Holder that this Agreement and the Original Warrants be read, construed and interpreted as one and the same instrument.

Section 4.4 Survival. All warranties and representations (as of the date such warranties and representations were made) made herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the parties hereto and shall survive the consummation of the transactions contemplated hereby. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided however that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.

Section 4.5 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 4.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 4.7 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the Governing Law provision of the Original Warrants.

Section 4.8 Entire Agreement. The Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

Section 4.9 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 4.10 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Warrant Shares.

Section 4.11 Equal Treatment of Original Warrant Holders. No consideration (including any modification of this Agreement or the Original Warrants) shall be offered or paid to any holder of Original Warrants to amend or consent to a waiver or modification of any provision of this Agreement or the Original Warrants unless the same consideration is also offered to all of the holders of the Original Warrants. For clarification purposes, this provision constitutes a separate right granted to each holder of Original Warrants by the Company and negotiated separately by each holder of the Original Warrants, and is intended for the Company to treat the holders of Original Warrants as a class and shall not in any way be construed as the holders of Original Warrants acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

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IN WITNESS WHEREOF, the undersigned have executed this Warrant Amendment Agreement as of the date first written above.

COMPANY:

NovaBay Pharmaceuticals, Inc.

By:  _______________________________

Name:   ____________________________

Title:  ______________________________

[HOLDER SIGNATURE PAGES TO

WARRANT AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

Title of Authorized Signatory: